Exhibit 10.8

Energy

STRICTLY PRIVATE AND CONFIDENTIAL

January 4, 2017

Mr. Henry Clanton

4805 Spring Meadow Lane #4

Midland, TX

79705

Dear Mr. Clanton:

Further to our recent discussions, we are pleased to confirm the following employment arrangements in connection with the terms of your employment with Epsilon Energy USA, Inc. effective January 4, 2017.

Position:	Vice President Operations and Chief Operations Officer - Epsilon Energy USA, Inc. (“Epsilon”).

Responsibilities:

You will be generally responsible for all matters typical of those for a Vice President Operations and Chief Operations Officer and shall report to the CEO of Epsilon. In addition, you shall generally undertake and perform the following duties and responsibilities on behalf of Epsilon:

•                       Conduct and direct reserve and economic analysis.

•                       Support management in decision making and production processes.

•                       Manage and direct company field operations to meet budget and other financial goals.

•                       Develop, establish, and direct the execution of operating policies to support overall company objectives.

•                       Perform special projects as directed.

You will devote all your time and attention to Epsilon affairs. As an employee of Epsilon, you shall not, without the prior consent of Epsilon, undertake any other employment related activities, including serving as an officer or director of any other private or public corporation or business enterprise.

Epsilon Energy USA, Inc. 16701 Greenspoint Park D Suite 195 Houston, Texas 77060 Phone: 281.670.0002 Fax: 281.668.0985	PLEASE DIRECT ALL CORRESPONDENCE TO THE HOUSTON OFFICE.	Epsilon Energy Ltd. Centennial Place. West Tower 250 - 5th Street SW Suite 2110 Calgary, AB T2P 0R4

You will serve at all times with loyalty and honesty in the best interest of Epsilon and ensure that the fullest of professional standards and ethics are maintained, and comply with all applicable laws and corporate policies.

Base Salary:	$250,000 per annum (less statutorily required deductions), paid bi-weekly. You shall receive annual base salary and bonus reviews.

Options:

Upon your first date of employment at Epsilon, you will be granted 60,000 Epsilon Energy Ltd. Stock options exercisable at the closing price on the 5th trading day following commencement of your employment, in accordance with Epsilon’s Stock Option Plan (a copy of which will be provided to you at the commencement of your employment). The option term will be seven (7) years from the date of grant and shall vest 331/3% per annum, beginning one year from the date of grant, being fully vested at the end of three (3) years. Additional stock grants, including the terms therein, may be issued to you in the future entirely at the discretion of Epsilon Energy Ltd’s Board of Directors.

Inconsistency Between Other Agreements and this Agreement:	In the event of any inconsistency between other agreements and this agreement the terms of this Agreement shall prevail.

Benefits:

1.     Travel and Entertainment Budget
You will be reimbursed for all reasonable documented and pre-approved business expenses incurred on behalf of Epsilon in carrying out your duties.

2.     Vacation
You will be entitled to four weeks vacation per annum pro-rated for your first year based on your starting date.

3.     Statutory Holidays
You will be entitled to time off for holidays in a manner that is consistent with the applicable policies of Epsilon energy USA, Inc. as in effect from time to time.

4.     Insurance
You will be provided with health insurance through a reputable carrier. You shall also be provided with a Health Savings Account or Health

Flex Account funded by Epsilon. Any other insurance provided shall be comparable with the level of insurance provided by Epsilon Energy USA, Inc. to other employees in accordance with the terms of future plans and any revisions thereto.

5.     Bonus

Epsilon pays the preceding year’s Annual Bonus with the second payroll processed the following February, provided the individual is still with the company on the payment date; unless the reason for the departure is a termination by Epsilon for reasons other than cause. Then, any remaining Annual Bonus will be paid with the employee’s final payroll.

6.     401(k)

Epsilon has a 401(k) plan as defined by the IRS which employees are strongly encouraged to participate in. The employee can designate any amount to be withheld from their salary in even percentages up to the statutory annual IRS dollar limits. Epsilon will match on a dollar-for-dollar basis the first 5% withheld from the employees payroll and contribute on their behalf to the plan.

Office location:

Houston, Texas. You will be paid a miscellaneous lump sum non- accountable bonus of $15,000 upon your successful relocation to Houston. This bonus is meant to be a re-imbursement of your actual moving and settlement expenses related to your move from Midland, TX to Houston, TX.

Change of Control	In the event that there is a change of control event prior to January 4, 2018, you will be paid a one-time severance of $125,000.

Termination before July 4, 2018	If Epsilon terminates your employment prior to July 4, 2018, you will be paid a one-time severance of $125,000.

Confidentiality:	The terms of this agreement shall be kept confidential, to the extent permitted by applicable law.

Resignation:

You may, by providing 15 days prior notice, in writing, terminate this Agreement and your employment with Epsilon. If you provide such notice, Epsilon may request that you cease duties prior to the expiry of this notice period, and Epsilon shall, in such event, pay you an amount equal to the difference between the amount you would have received had your employment been continued throughout the notice period and the amount actually paid by Epsilon to you during the notice period.

Intellectual Property, Confidentiality:

You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

(i)             Technology, Know-How, Inventions, Patents: That all designs, devices, improvements, intentions and ideas made or conceived by you resulting from your access to the business of Epsilon shall be exclusive property of Epsilon and you and your estate agree to take all necessary steps to ensure that such property rights are protected; and

(ii)          Confidentiality, You shall keep confidential, at any time during your employment, and for 1 year after cessation of employment, any proprietary or confidential information about the business and affairs of, or belonging to, Epsilon or any affiliate or associate thereof, including information which, though technically not trade secrets, the dissemination of knowledge whereof might prove prejudicial to any of them.

Legal Advice:	You acknowledge and agree you have had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement.

General:

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows or to such other address as the relevant party may specify from time to time:

(a)                                 if to Epsilon Energy USA, Inc.:
Attention: Michael Raleigh
16701 Greenspoint Park Dr, Ste 195
Houston, TX 77060, USA

(b)                                 if to Henry Clanton:
4805 Spring Meadow Lane #4
Midland, TX 79705, USA

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three (3) business days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communications as aforesaid

This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto, and your heirs, executors, administrators and legal personal representatives and the successors and assigns of Epsilon. This Agreement is personal to you and may not be assigned by you.

Entire Agreement:

This Agreement constitutes the entire agreement between you and Epsilon with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no covenants, conditions, agreements, representations, warranties or any other terms or provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as herein provided.

Governing Law:	This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of you and Epsilon and shall be governed by, the laws of the State of Texas.

Waiver:

No amendment or waiver of any provision of this Agreement shall be binding on you and Epsilon unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

If you are in agreement with the terms of employment as contained in this letter, please confirm your acceptance of same by signing below and returning this letter in confidence to me.

Yours very truly,

EPSILON ENERGY USA, INC.

/s/ Michael Raleigh
Michael Raleigh, CEO

Date:	January 4, 2017
I hereby accept the terms of this offer.

/s/ Henry Clanton
Witness		Henry Clanton

		Date:	January 5, 2017